                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               (AMENDMENT NO. 1)(1)


                          IPC INFORMATION SYSTEMS, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    44980K206
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)



(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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---------------------------                           --------------------------
CUSIP No.  44980K206                  13G/A                 Page 2 of 7 Pages
---------------------------                           --------------------------

--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Chesapeake Partners Management Co., Inc               52-1745745
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[X]
                                                                          (b)[ ]
--------------------------------------------------------------------------------
 3         SEC USE ONLY



--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Maryland
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER

                                        -0-
         NUMBER OF          ----------------------------------------------------
          SHARES            6        SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY EACH                   939,400
         REPORTING          ----------------------------------------------------
        PERSON WITH         7        SOLE DISPOSITIVE POWER

                                        -0-
                            ----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER

                                       939,400
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             939,400
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              11.63%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

              CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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------------------------------                        --------------------------
CUSIP No.   44980K206               13G/A                    Page 3 of 7 Pages
------------------------------                        --------------------------


 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Chesapeake Partners Limited Partnership                  54-1599401
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
 3         SEC USE ONLY



--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Maryland
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER

                                        -0-
         NUMBER OF          ----------------------------------------------------
          SHARES            6        SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY EACH                   896,000
         REPORTING          ----------------------------------------------------
        PERSON WITH         7        SOLE DISPOSITIVE POWER

                                        -0-
                            ----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER

                                        896,000
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             896,000
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              11.09%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

              PN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------                          -------------------------
CUSIP No.   44980K206                 13G/A                    Page 4 of 7 Pages
-----------------------------                          -------------------------


--------------------------------------------------------------------------------
 1         NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Chesapeake Partners Institutional Fund Limited Partnership 52-1782815
--------------------------------------------------------------------------------
 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [X]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
 3         SEC USE ONLY



--------------------------------------------------------------------------------
 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           Maryland
--------------------------------------------------------------------------------
                            5        SOLE VOTING POWER

                                        -0-
         NUMBER OF          ----------------------------------------------------
          SHARES            6        SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY EACH                   31,400
         REPORTING          ----------------------------------------------------
        PERSON WITH         7        SOLE DISPOSITIVE POWER

                                        -0-
                            ----------------------------------------------------
                            8        SHARED DISPOSITIVE POWER

                                        31,400
--------------------------------------------------------------------------------
 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             31,400
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                           [ ]


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              0.38%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

              PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------------                          -------------------------
CUSIP No.   44980K206                 13G/A                    Page 5 of 7 Pages
-----------------------------                          -------------------------



ITEM 1(a).    Name of Issuer:  IPC Information Systems, Inc.

ITEM 1(b).    Address of Issuer's Principal Executive Offices:

              Wall Street Plaza, 88 Pine Street, New York, NY  10005

ITEM 2(a).    Name of Person Filing:    Chesapeake Partners Management Co., Inc.
                                        ("CPMC"),
                                        Chesapeake Partners Limited Partnership
                                        ("CPLP") and
                                        Chesapeake Partners Institutional Fund
                                        Limited Partnership ("CPIFLP")

ITEM 2(b).    Address of Principal Business Office, or, if none, Residence:

              1829 Reisterstown Road, Suite 220, Baltimore, MD  21208

ITEM 2(c).    Citizenship:  U.S.A.

ITEM 2(d).    Title of Class of Securities:  Common Stock

ITEM 2(e).    CUSIP Number:  44980K206

ITEM 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

              (a)  [ ] Broker or dealer registered under Section 15 of the
                       Exchange Act;
              (b)  [ ] Bank as defined in Section 3(a)(6) of the Exchange Act;
              (c)  [ ] Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act;
              (d)  [ ] Investment company registered under Section 8 of the
                       Investment Company Act;
              (e)  [ ] An investment advisor in accordance with Rule
                       13d-1(b)(1)(ii)(E);
              (f)  [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(G);
              (g)  [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
              (h)  [ ] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;
              (i)  [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
              (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


              If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]



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-----------------------------                          -------------------------
CUSIP No.   44980K206                 13G/A                    Page 6 of 7 Pages
-----------------------------                          -------------------------

ITEM 4.       Ownership:

              (a)      Amount Beneficially Owned:

                       CPMC     -       939,400
                       CPLP     -       896,000
                       CPIFLP   -        31,400

              (b)      Percent of Class:

                       CPMC     -       11.63%
                       CPLP     -       11.09%
                       CPIFLP   -        0.38%

              (c) Number of shares as to which such persons has:

                       (i)  sole power to vote or to direct the vote:

                                 -0- for all

                       (ii) shared power to vote or to direct the vote:

                                CPMC   -  939,400
                                CPLP   -  896,000
                                CPIFLP -   31,400

                       (iii) sole power to dispose or to direct the disposition
                             of:

                                 -0- for all

                       (iv) shared power to dispose or to direct the disposition
                            of:

                                CPMC -  939,400
                                CPLP -  896,000
                                CPIFLP - 31,400

ITEM 5.    Ownership of five percent or less of a class:  N/A

ITEM 6.    Ownership of more than five percent on behalf of another person:  N/A

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company: N/A

ITEM 8.    Identification and classification of members of the group:  N/A

ITEM 9.    Notice of dissolution of group:  N/A

ITEM 10.   Certification:

           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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-----------------------------                          -------------------------
CUSIP No.   44980K206                 13G/A                    Page 7 of 7 Pages
-----------------------------                          -------------------------




           The filing of this statement shall not be construed as an admission that the reporting person is, for purposes of Section 13(d) or 13(g) of the Act or for any other purpose, the beneficial owner of all of the securities covered by this statement.


                                    SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: May 7, 1999                      CHESAPEAKE PARTNERS MANAGEMENT
      ----------------------            CO., INC.


                                        By: /s/ Mark. D. Lerner
                                           -------------------------------------
                                        Name:  Mark D. Lerner
                                        Title: Vice President




                                        CHESAPEAKE PARTNERS LIMITED PARTNERSHIP

                                        By:  CHESAPEAKE PARTNERS MANAGEMENT
                                             CO., INC.


                                        By: /s/ Mark D. Lerner
                                           -------------------------------------
                                        Name:  Mark D. Lerner
                                        Title: Vice President





                                        CHESAPEAKE PARTNERS INSTITUTIONAL FUND
                                        LIMITED PARTNERSHIP

                                        By:  CHESAPEAKE PARTNERS MANAGEMENT
                                             CO., INC.


                                        By: /s/ Mark D. Lerner
                                           -------------------------------------
                                        Name:  Mark D. Lerner
                                        Title: Vice President